Exhibit 99.1

ADAPTHEALTH EXPANDS INTO DIABETES SEGMENT WITH ACCRETIVE ACQUISITION OF LEADING DISTRIBUTOR SOLARA MEDICAL SUPPLIES

ADDITIONALLY, ANNOUNCES ACCRETIVE ACQUISITION OF ACTIVSTYLE, A HOME MEDICAL SUPPLY PROVIDER

•	Expands AdaptHealth’s leading in-home medical supplies platform into the large and fast-growing diabetes and incontinence segments
•	Strategic acquisitions further AdaptHealth’s vision of connected health solutions for chronic care in the home
•	Financially attractive transactions accretive to growth, earnings and cash flow
•	Committed equity investments by One Equity Partners and Deerfield Management, existing cash and lending agreements fund the purchases and position the company to pursue additional acquisitions

Plymouth Meeting, PA – May 26, 2020 – AdaptHealth Corp. (NASDAQ: AHCO) (“AdaptHealth” or the “Company”), a leading provider of home medical equipment, supplies and related services in the United States, announced today that it has entered into two separate definitive agreements to acquire San Diego, California based Solara Medical Supplies, LLC (“Solara”) and Minneapolis, Minnesota based ActivStyle, Inc. (“ActivStyle”).

Founded in 2002, Solara is the largest independent distributor of continuous glucose monitors (“CGM”) in the United States and offers a comprehensive suite of direct-to-patient diabetes management supplies to patients throughout the country, including CGMs, insulin pumps and other diabetic supplies. The company maintains extensive relationships with leading national manufacturers, managed healthcare plans and is a registered pharmacy in all 50 states. Solara is currently owned by Linden Capital Partners, a leading healthcare-focused private investment firm.

ActivStyle is a leading direct-to-consumer supply company that provides incontinence and urology products to patients throughout the United States. The company currently serves patients in 48 states with a substantial presence in Illinois, Minnesota, Iowa, Ohio, Pennsylvania, Florida and Texas. ActivStyle maintains extensive relationships with leading manufacturers, allowing the company to leverage a strong supply chain to provide an array of products to patients, including Rely, its comprehensive private label incontinence product line. ActivStyle is currently owned by the Riverside Company.

“As AdaptHealth seeks to provide more value to patients, healthcare professionals, and insurance payors managing chronic conditions in the home, we believe offering a more comprehensive solution for diabetes, including CGMs, is an important addition to our expanding suite of products,” commented Luke McGee, CEO of AdaptHealth. “The acquisition of Solara allows AdaptHealth to add scale in CGM and other diabetes management supplies and offer enhanced care for our patients with co-morbidities like obstructive sleep apnea. We believe that Solara and ActivStyle will further AdaptHealth’s vision of becoming a leading provider of connected health solutions and care in the home.”

Steve Foreman, CEO of Solara, Gayle Devin, CEO of ActivStyle, and their respective management teams will join AdaptHealth.

“We are extremely proud of the organization we have built at Solara, which is based upon an unwavering commitment to serve our patients,” said Mr. Foreman. He added, “We are excited about the capabilities that AdaptHealth will bring to Solara and the ways in which they will enhance our patient service.”

Ms. Devin commented, “We are excited to join the AdaptHealth team. Our cultures are aligned, and we have a very compelling value proposition to offer patients, payors and referrals. These synergies coupled with the resources of AdaptHealth and the combined strengths of our teams will be a winning formula to expand and grow the medical supply business.”

AdaptHealth intends to fund the transactions and associated costs through a combination of incremental debt and newly-issued equity. The Company has committed financing from its core lender group for an incremental $240 million add-on to its existing Term Loan A facility. AdaptHealth has also received commitments for equity investments of $190 million from One Equity Partners (in the form of common stock and non-voting stock) and $35 million from funds managed by Deerfield Management (in the form of non-voting stock), and is issuing $62.5 million in common stock to the sellers of Solara, including Linden Capital Partners, as part of the consideration for Solara. The Company expects to fund any remaining amounts from cash on hand or through its current line of credit.

Brad Coppens, Managing Director with One Equity Partners commented, “We strongly believe in the strategic vision and exceptional leadership team at AdaptHealth, and are pleased to have the opportunity to partner with the Company. AdaptHealth is well positioned to be at the forefront of connected care in the home, and we look forward to supporting them in realizing that vision.” Brad Coppens will join the board of AdaptHealth following the closing of One Equity Partners’ equity investment.

“We recognize that these are uncertain times, and we have purposely chosen to fund these transactions with a combination of equity and debt, keeping our leverage profile relatively unchanged,” said Mr. McGee. He added, “The equity investments from One Equity Partners and Deerfield Management are a strong endorsement of our strategy and we are pleased to have their support as we embark on the next phase of growth for AdaptHealth.”

The acquisition and financing transactions have received necessary board approvals and are expected to close in the third quarter of 2020, subject to certain customary closing conditions and regulatory approvals, including expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Deutsche Bank Securities Inc. is acting as the exclusive M&A advisor to AdaptHealth and RBC Capital Markets, LLC is acting as financing advisor. Willkie Farr & Gallagher LLP, Polsinelli PC and K&L Gates LLP are acting as legal advisors to AdaptHealth.

Robert W. Baird & Co. served as Solara’s financial advisor and Kirkland & Ellis LLP served as Solara’s legal counsel in connection with the transaction.

Conference Call and Webcast

The Company will host an investor conference call at 8:30 am Eastern Time today, May 26, 2020, to discuss the details of this announcement.

The conference call may be accessed by dialing 877-423-9820 or 201-493-6749.

For reference during the call, the Company will post certain supplemental slides at http://www.adapthealth.com.

The live call and replay will also be available on the Company's website, www.adapthealth.com, under "Investor Relations”.

About AdaptHealth Corp.

AdaptHealth Corp. is a leading provider of home healthcare equipment, medical supplies to the home and related services in the United States. AdaptHealth provides a full suite of medical products and solutions designed to help patients manage chronic conditions in the home, adapt to life and thrive. Product and services offerings include (i) sleep therapy equipment, supplies and related services (including CPAP and bi PAP services) to individuals suffering from obstructive sleep apnea, (ii) home medical equipment (HME) to patients discharged from acute care and other facilities, (iii) oxygen and related chronic therapy services in the home, and (iv) other HME medical devices and supplies on behalf of chronically ill patients with diabetes care, wound care, urological, ostomy and nutritional supply needs. The company is proud to partner with an extensive and highly diversified network of referral sources, including acute care hospitals, sleep labs, pulmonologists, skilled nursing facilities, and clinics. AdaptHealth services beneficiaries of Medicare, Medicaid and commercial insurance payors. AdaptHealth services over approximately 1.6 million patients annually in all 50 states through its network of 220 locations in 38 states. Learn more at www.adapthealth.com.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics, projections of market opportunity and expectations, the Company’s acquisition pipeline and the impact of the recent coronavirus (COVID-19) pandemic and our response to it. These statements are based on various assumptions and on the current expectations of Company management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company.

These forward-looking statements are subject to a number of risks and uncertainties, including the outcome of judicial and administrative proceedings to which the Company may become a party or governmental investigations to which the Company may become subject that could interrupt or limit the Company’s operations, result in adverse judgments, settlements or fines and create negative publicity; changes in the Company’s clients’ preferences, prospects and the competitive conditions prevailing in the healthcare sector; and the impact of the recent coronavirus (COVID-19) pandemic and the Company’s response to it. A further description of such risks and uncertainties can be found in the Company’s filings with the Securities and Exchange Commission. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently knows or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contacts

AdaptHealth Corp.

Brittany Lett

Vice President, Marketing

(909) 915-4983

blett@adapthealth.com

The Equity Group Inc.

Devin Sullivan

Senior Vice President

(212) 836-9608

dsullivan@equityny.com

Kalle Ahl, CFA

Vice President

(212) 836-9614

kahl@equityny.com